Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core Total U.S. Bond Market ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR) iShares iBoxx $ Investment Grade Corporate Bond ETF (ISHINTOP)
BlackRock Allocation Target Shares: Series C Portfolio (BATSC)
BlackRock World Income Fund, Inc. (BR-WI)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-12-2014

Security Type:
BND/CORP


Issuer
Continental Resources, Inc. (2024)

Selling Underwriter
Merrill Lynch,Pierce,Fenner & Smith Incorporated

Affiliated
Underwriter(s)
[x] PNC Capital Markets, LLC
[ ] Other:

List of
Underwriter(s)
Merrill Lynch,Pierce,Fenner & Smith
Incorporated,J.P. Morgan Securities LLC .,Wells
Fargo Securities,LLC,Citigroup Global Markets
Inc,Mitsubishi UFJ Securities (USA),Inc.,RBS
Securities Inc,BBVA Securities Inc.,Santander
Investment Securities Inc.,TD Securities (USA)
LLC,U.S. Bancorp Investments,Inc.,CIBC World
Markets Corp,DNB Markets,Inc,Mizuho Securities USA
Inc,PNC Capital Markets LLC


Transaction Details

Date of Purchase
05-12-2014


Purchase Price/Share
(per share / % of par)
$99.644

Total Commission, Spread or Profit
0.650

1.	Aggregate Principal Amount Purchased (a+b)
$74,520,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$5,795,000

b. Other BlackRock Clients
$68,725,000

2.	Aggregate Principal Amount of Offering
$1,000,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.07452


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3
 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years
 of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3
 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years
 of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:05-14-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:05-14-2014

Global Syndicate Team Member